UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2023

Astra Space, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39426	85-1270303
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 Skyhawk Street
Alameda, California	94501
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (866) 278-7217

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ASTR	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed on August 4, 2023, Astra Space, Inc. (the “Company”) entered into a securities purchase agreement, dated as of August 4, 2023 (the “Purchase Agreement”), with an institutional investor (the “Investor”) pursuant to which the Investor purchased, and the Company issued and sold on August 4, 2023, in a registered direct offering to the Investor (the “Offering”), a senior secured note in an aggregate principal amount of $12.5 million (the “Note”) and warrants to purchase up to 22.5 million shares of the Company’s Class A common stock, par value $0.0001 per share. The Note bears interest at 9.0% per annum, matures on November 1, 2024, and is secured by a first priority security interest in all of the assets of the Company and its subsidiaries.

Pursuant to Section 8(J)(i) of the Note, the Company is required to have at least $15.0 million of cash and cash equivalents in one or more deposit accounts subject to one or more control agreements entered into in favor of the Investor (the “Cash Requirement”). Additionally, pursuant to Section 8(J)(iii) of the Note, the Company is also required to deliver to the Investor on or prior to the first business day of each month a compliance certificate, certifying whether or not the Company has satisfied specified requirements during the immediately preceding calendar month (the “Compliance Certificate”). Each of the failure to meet the Cash Requirement and the failure to deliver the Compliance Certificate is an event of default under the Note.

Beginning on October 11, 2023, the Cash Requirement was not maintained by the Company in accordance with the terms of the Note, but as of such date, the Investor agreed to waive the event of default through October 31, 2023 (the “Waiver”) provided that the Company maintained at least $10.5 million of unrestricted, unencumbered cash and cash equivalents in one or more deposit accounts subject to one or more control agreements entered into in favor of the Investor (the “Revised Cash Requirement”) and made an payment to the Investor of approximately $2.1 million, plus accrued interest, of which $2.0 million was applied as a principal reduction on the Note.

Commencing on October 11, 2023 and continuing through the date on which such event of default has been cured, the interest rate on the Note has accrued and is continuing to accrue at 15.0% per annum (the “Default Interest”). Pursuant to Section 10(B)(ii) of the Note, the Investor has the option to declare the Note (or any portion thereof) to become due and payable in cash in an amount equal to 115.0% of the accelerated principal amount of the Note, plus accrued and unpaid interest (including Default Interest).

Beginning on October 30, 2023, the Revised Cash Requirement was not maintained by the Company in accordance with the terms of the Waiver and no additional waivers were obtained. The Company also did not deliver the Compliance Certificate required to be delivered on or before November 1, 2023. Therefore, as of October 30, 2023, an event of default was in effect under Sections 8(J)(i) and 8(J)(iii) of the Note.

On November 1, 2023, the Company paid the Investor a scheduled amortization payment in the amount of approximately $3.1 million, consisting of the $2.5 million amortization payment paid at the 115.0% event of default rate, plus accrued and unpaid interest at the Default Interest rate (as defined below).

As of November 1, 2023, the aggregate principal amount outstanding under the Note is $8.0 million.

The Company is engaged in continued discussions with a number of other investors regarding potential additional debt and equity financings and other strategic transactions. The Company can provide no assurance that it will be able to consummate any additional transaction in a timely manner, or at all, or that the terms of any additional transaction will be consistent with the October 23, 2023 non-binding term sheet previously disclosed by the Company.

Forward Looking Statements:

The statements made herein concerning potential debt and equity financing and strategic transactions include “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and can be identified by the use of, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “would,” “could” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe any objectives, the potential debt and equity financing and strategic transactions, involvement of any potential investors, plans or goals are forward-looking. The forward-looking statements are based on the Company’s current intent, belief, expectations, estimates and projections regarding the Company and these potential financings or transactions. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially. Accordingly, readers should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. This cautionary statement is applicable to all forward-looking statements contained herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 3, 2023	Astra Space, Inc.

	By:	/s/ Axel Martinez
	Name:	Axel Martinez
	Title:	Chief Financial Officer